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Exhibit 99.1

NEWS	FOR FURTHER INFORMATION
FOREST OIL CORPORATION 1600 BROADWAY, SUITE 2200 DENVER, COLORADO 80202	CONTACT: MICHAEL N. KENNEDY MANAGER OF INVESTOR RELATIONS (303) 812-1739
FOR IMMEDIATE RELEASE

FOREST OIL ANNOUNCES FIRST QUARTER 2003 FINANCIAL
AND OPERATIONAL RESULTS

        DENVER, COLORADO—May 8, 2003—Forest Oil Corporation (NYSE:FST) (Forest) today announced financial and operational results for the first quarter of 2003 and provided information regarding Forest's North American and International projects.

FIRST QUARTER 2003 RESULTS

        For the quarter ended March 31, 2003, Forest reported net earnings of $38.9 million or $.81 per basic share compared to a net loss of $1.8 million or $.04 per share in the first quarter of 2002. The first quarter of 2003 included a charge of approximately $4.0 million for early extinguishment of debt related to the redemption of Forest's remaining 10 1/2% Senior Subordinated Notes. The first quarter of 2003 also included a credit of $5.9 million (net of taxes) related to the adoption of Statement No. 143, Accounting for Asset Retirement Obligations, which was effective January 1, 2003.

        Higher earnings for the quarter ended March 31, 2003 compared to the corresponding period of 2002 were primarily the result of higher sales volumes, higher average oil and gas sales prices and lower oil and gas production expense.

Comparative Financial and Operating Data

        The following table sets forth certain of Forest's financial and operating statistics for the quarters ended March 31, 2003 and 2002:

	Three Months Ended March 31,
			% Change
	2003	2002
Daily natural gas sales volumes (MMCF):
United States	224.1	203.7	10%
Canada	32.2	43.0	(25)%
Total	256.3	246.7	4%
Daily liquids sales volumes (MBBLS):
United States	20.1	17.9	12%
Canada	3.0	3.6	(17)%
Total	23.1	21.5	7%
Net daily sales volumes (MMCFE)
United States	344.5	311.4	11%
Canada	50.2	64.5	(22)%
Total	394.7	375.9	5%
Total sales volumes (BCFE)	35.5	33.8	5%
Oil and gas sales revenue (millions)	$168.2	95.8	76%
Average gas sales price ($/MCF)	$4.94	2.68	84%
Average liquids sales price ($/BBL)	$26.14	18.76	39%
Oil and gas production expense (per MCFE)	$.99	1.10	(10)%

Non-GAAP Financial Measures

        In addition to reporting net cash provided by operating activities as defined under U.S. Generally Accepted Accounting Principles (GAAP), Forest also presents discretionary cash flow before interest and taxes, which consists of operating cash flow before working capital changes, interest expense, current income tax expense and amortization of certain deferred items. Management uses this measure to assess the company's ability to generate cash to fund exploration and development activities and to service debt. Discretionary cash flow before interest and taxes should not be considered as an alternative to net cash provided by operating activities as defined by GAAP. The following is a reconciliation of net cash provided by operating activities to discretionary cash flow before interest and taxes:

	Three Months Ended March 31,
	2003	2002
	(In Thousands)
Net cash provided by operating activities	$74,211	10,295
Increase (decrease) in accounts receivable	65,019	(10,039)
Decrease in other current assets	(722)	(72)
(Increase) decrease in accounts payable	(21,917)	39,362
Increase in accrued interest and other current liabilities	(5,621)	(2,676)

Cash flow before working capital changes	110,970	36,870
Current income tax expense	57	111
Interest expense	12,960	12,145
Amortization of deferred hedge gain	1,095	—
Amortization of deferred debt costs	(559)	(493)

Discretionary cash flow before interest and taxes	$124,523	48,633

        First Quarter 2003 Financial and Operational Results.    For the quarter ended March 31, 2003, oil and gas sales revenue increased 76% compared to 2002. The increase was the result of higher product prices and sales volumes. Average gas sales prices increased 84% for the first three months of 2003 compared to 2002. Average liquids sales prices increased 39% for the first three months of 2003 compared to 2002.

        For the first quarter of 2003, Forest reported sales volumes of 35.5 BCFE for an average daily volume of approximately 395 MMCFE per day, a 5% increase compared to reported sales volumes of 33.8 BCFE and an average daily volume of approximately 376 MMCFE per day for the same period of 2002, and a 3% increase over the fourth quarter of 2002. In the United States, average daily oil and gas sales volumes increased 12% and 10%, respectively, or a total increase of approximately 11% in the first quarter of 2003 compared to the corresponding prior year period. The increase was attributable primarily to new gas production in the Gulf of Mexico and new oil production in Alaska. In Canada, average daily sales volumes decreased 22% primarily as a result of higher royalty volumes in the current higher price environment and the effects of property divestitures made in 2002. In both periods, total sales volumes were negatively impacted by delayed tanker liftings in the Cook Inlet. The effect of the delays, which caused reported sales volumes to be lower than production volumes, amounted to 6 MMCFE per day in the three months ended March 31, 2003.

        Oil and gas production expense decreased 5% to $35.2 million for the three months ended March 31, 2003 compared to $37.2 million for the comparable period in 2002. On a per-unit basis, production expense decreased 10% to $.99 per MCFE in the first quarter of 2003 compared to $1.10 per MCFE in the first quarter of 2002. The decrease was due primarily to lower lease operating and workover expense in the Gulf of Mexico, offset partially by higher production taxes and by additional lease operating costs in Alaska in conjunction with the new production at the Redoubt Shoal Field.

        General and administrative expense was $8.9 million for the quarter ended March 31, 2003, compared to $8.2 million for the same period in 2002. The increase in the first quarter of 2003 was attributable primarily to a lower percentage of capitalized costs compared to the prior year. Total overhead costs (capitalized and expensed general and administrative costs) decreased 3% to $14.0 million in the first quarter of 2003 compared to $14.4 million in the first quarter of 2002.

        Depreciation and depletion expense was $48.6 million for the quarter ended March 31, 2003, compared to $40.2 million for the comparable period of 2002. The increase in the first quarter of 2003 was attributable to higher sales volumes and a higher per-unit rate. On a per-unit basis, the depletion rate was $1.34 per MCFE for the quarter ended March 31, 2003, compared to $1.16 per MCFE in the corresponding prior year period. The higher rate in the first quarter of 2003 was due primarily to higher finding costs in the last nine months of 2002.

        Accretion expense of $3.1 million in the first quarter of 2003 is related to the accretion of the Company's asset retirement obligation pursuant to Statement No. 143, Accounting for Asset Retirement Obligations, adopted January 1, 2003.

        Other expense of $3.9 million in the first quarter of 2003 includes a loss on early extinguishment of debt of approximately $4.0 million related to Forest's redemption in January 2003 of the remaining $66 million outstanding principal amount of its 10 1/2% Notes at 105.25% of par value.

        Interest expense for the quarter ended March 31, 2003 increased to $13.0 million compared to $12.1 million in 2002 due primarily to higher debt balances, offset partially by lower average interest rates on variable and fixed rate debt.

        Effective January 1, 2003, Forest adopted Statement No. 143, Accounting for Asset Retirement Obligations (SFAS No. 143) which requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. Using a cumulative effect approach, Forest recorded an increase to net properties and equipment of $102.3 million (net of tax), an asset retirement obligation liability of $96.4 million net of tax and an after tax credit of $5.9 million for the cumulative effect of the change in accounting principle.

OPERATIONAL PROJECT UPDATE

Alaska Business Unit

Redoubt Shoal (100% Working Interest)

        The Kustatan onshore production facilities and electrical generators became fully operational in February 2003. The Redoubt Unit #5A was placed on production in the first quarter of 2003. The Redoubt Unit #6 was drilled, completed and placed on line in April 2003 at a rate of 881 BOPD and 1,078 BWPD. The current field production rate is approximately 4,000 BOPD from four wells. Recent activity also included repairing the electrical submersible pump in the RU #1 and completing the RU #3 as a gas well. The #3 recently tested 8.6 MMCF/D at 3,680 psi. The drilling rig is currently sidetracking the previously drilled RU #4. The current plan is to produce the RU#3 as a gas well and to complete the RU#4 as an oil well prior to commencement of drilling of the RU#7. It is currently anticipated that there will be eight completed wells at Redoubt by the end of 2003.

Cosmopolitan Prospect (12.5% Working Interest)

        The Hansen #1 is currently being sidetracked to an updip location. Forest has a carried 12.5% interest in this sidetrack operation.

Canada Business Unit

Foothills—Narraway Area (55 - 100% Working Interest)

        The Narraway 3-24 reached a peak rate of 14 MMCF per day from two zones following first sales in February 2003. Additional shallower zones will be added as the rate declines. The Narraway 11-23 was subsequently drilled and is being completed. We have now completed both wells, which were drilled following the acquisition of 3-D seismic late last year. The drilling of two to four additional wells will resume when seasonal road bans are lifted.

Northwest Territories—Ft. Liard Area (20 - 75% Working Interest)

        The Liard P-16 well was drilled during the first quarter of 2003 and will be tested during the second quarter. Forest has a carried interest (6%ORRI BPO, 20% APO WI) in this well. Forest spudded the Betamax prospect (75%WI), Mt. Coty 2K-02 well, in April 2003 which will target deeper Nahanni carbonate intervals. This well should reach total depth late in the third quarter of 2003. The Liard P-66 sidetrack (50% WI) was also commenced in April 2003 and will reach total depth in the second quarter.

Plains Area (20 - 100% Working Interest)

        During the first quarter of 2003, the Plains program completed five wells with a 100% success rate. The program was highlighted by the completions in the Kaybob, Kessler and Pine Creek areas.

Gulf Region Business Unit

        The Gulf Coast offshore and onshore business units were combined during the first quarter of 2003 into the newly formed Gulf Region Business Unit. This combination will provide additional efficiencies and general and administrative cost savings.

Production Operations

        The Gulf Region had a 4% increase in sales volumes from the previous quarter on the strength of a more active drilling and recompletion program. Operating costs continued to improve in this region, as lease operating expenses for the first quarter of 2003 were approximately 10% below levels reported in the fourth quarter of 2002.

Drilling Program

Vermilion Block 102 (100% Working Interest)

        The A-1 well was drilled to a depth below the existing field and logged 139 feet of net gas pay in two sands. The lowest interval was completed and placed to sales in the first quarter of 2003 at a rate of 16.0 MMCFE per day. Two additional wells will be drilled on this block late this year.

East Cameron Block 14 (100% Working Interest)

        The B-13 well was successfully drilled and completed in the first quarter of 2003. The well came on line in April at a rate of 4.7 MMCFE per day.

Bonus Field, South Texas (60% Working Interest)

        Activity has resumed in this area in the first quarter of 2003 with a shallow drilling program. The first well, Mahaltic #2, was drilled to a depth of 3,850 feet and was completed at a rate of 1.0 MMCFE per day. Additional activity is planned in the area.

McAllen Ranch Field, South Texas (50 - 100% Working Interest)

        The McAllen Ranch #39 was drilled to 13,200 feet and was completed in April at a rate of 5.0 MMCFE per day. There are three to four additional wells planned.

Katy Field, South Texas (53% Working Interest)

        The latest well in the Middle Wilcox exploitation program, the W-63, was tested at 3.0 MMCFE per day following fracture stimulation. The 3-D seismic survey is in progress.

Western U.S. Business Unit

Anadarko Basin, Western Oklahoma (12 - 24% Working Interest)

        Forest participated in the completion of one well and is in the progress of drilling a second well in the Cement Field. The Alcott 3-4 came on line late in the first quarter of 2003 at 16.4 MMCFE per day while the Alcott 4-4 is currently being completed.

Apollo Field, West Texas (62% Working Interest)

        The University Block 21 #232 reached total depth at 13,000 feet and is being completed. This is the first well drilled following last year's successful recompletion program.

Southeast New Mexico (70 - 75% Working Interest)

        A Morrow drilling program was initiated and resulted in two successful wells. The first well, Allied #2, was completed at a rate of 2.0 MMCFE per day in the first quarter of 2003 while the Potts Federal #3 recently reached total depth and is now being completed.

Vermejo Field, West Texas (100% Working Interest)

        The Steelhead #1 was deepened to a depth of approximately 20,100 feet and tested 5.0 MMCFE per day from the Ellenburger formation. The well is currently shut-in pending the installation of a sweetening unit to remove the CO2 from the gas prior to sales.

Wild Rose Area, Wyoming (100% Working Interest)

        Five Forest-operated wells were drilled and completed in the first quarter of 2003 at rates ranging from 800 MCFE per day to 2.2 MMCFE per day. Additional development drilling is planned in the area as well as a wildcat test in the West Wild Rose Area.

International Business Unit

Ibhubesi, South Africa (53% Working Interest)

        A Participation Agreement for a 24% working interest in the Ibhubesi Gas Project was signed on March 13, 2003 by PetroSA, the national oil company of South Africa, and has since been approved by the Minister of Minerals and Energy. A four to six well drilling program is anticipated to start by September 2003 depending on semi-submersible rig availability. Forest will have its interest carried in this $30 million gas drilling program.

Gabon, West Africa (44.5% Working Interest)

        The Pembi #1 prospect is expected to spud the first week of June, 2003 with the primary oil objectives being the pre-Salt Gamba and Dentale sands. Forest has a carried interest in this well.

2003 GUIDANCE

        Forest has determined that it will not provide financial and operational guidance after 2003. Throughout 2003, we will continue to update the annual guidance provided in February 2003. No quarterly guidance will be provided for the remainder of 2003.

        Overall Summary of Proposed Activity.    In 2003, Forest is increasing its anticipated capital spending from a range of $300 - $350 million to $350 - $400 million. The budget now includes additional capital for operations in the Gulf Region and the Northwest Territories of Canada. There is expected to be a minimal effect on 2003 production as a result of the capital increases.

        Given these general limitations and those discussed below, the assumptions underlying Forest's forecast for 2003 are set forth below:

        Daily Production.    We have assumed that our daily production will be between 420 and 440 MMCFE per day for the full year of 2003. Production is expected to be higher at year-end than in the beginning.

        Liquids Production.    We have assumed that our oil production will be between 25,000 and 29,000 barrels per day.

        Gas Production.    We have assumed that our natural gas production will be between 260 and 290 MMCF per day.

        Liquids Price Differentials.    We have assumed that our average differential between NYMEX oil prices and realized liquids prices will be between $2.50 and $3.50 per barrel. This does not include hedging activity.

        Gas Price Differentials.    We have assumed that our average differential between NYMEX gas prices and realized gas prices will be between $.30 and $.50 per MCF. This does not include hedging activity.

        Hedging.    Forest has swaps in place for the remainder of 2003 covering the aggregate average daily volumes and weighted average prices shown below.

Natural gas swaps:
Contract volumes (BBTU/d)	93.3
Weighted average price (per MMBTU)	$4.46
Natural gas collars:
Contract volumes (BBTU/d)	24.4
Weighted average ceiling price (per MMBTU)	$4.47
Weighted average floor price (per MMBTU)	$3.36
Oil swaps:
Contract volumes (MBbls/d)	8.3
Weighted average price (per Bbl)	$23.81
Oil collars:
Contract volumes (MBbls/d)	3.0
Weighted average ceiling price (per Bbl)	$25.42
Weighted average floor price (per Bbl)	$22.00

        Production Expense.    Our production and operating expenses (which include production taxes and product transportation) vary in response to several factors. Among the most significant of these factors are additions to or deletions from our property base, changes in production taxes, general changes in the prices of services and materials that are used in the operation of our properties and the amount of repair and workover activity required. For 2003, we have assumed that our production expense will be between $150 million and $165 million.

        Depreciation, Depletion and Amortization (DD&A).    We have assumed that the DD&A rate will be between $1.30 and $1.50 per MCFE.

        Accretion expense.    We have assumed that accretion of the asset retirement obligation will be between $10 million and $14 million.

        Capital Expenditures.    We have assumed that capital expenditures will be between $350 million and $400 million. Some of the factors impacting the level of capital expenditures in 2003 include absolute crude oil and natural gas prices, the volatility in these prices and the cost and availability of oil field services.

        General and Administrative Expense (G&A).    We have assumed that our G&A expense will be between $33 million and $37 million.

        Interest Expense.    We have assumed that our interest expense will be between $48 million and $52 million, depending on the timing of cash flows and capital expenditures.

        All floating rate debt has been considered in the assumed interest expense shown above. We have assumed that the one-month LIBOR rate will average 2% in 2003.

        Income Taxes.    We have assumed that our effective income tax rate will be 42% (inclusive of applicable federal and state taxes) and our current tax will be 0 to 1% of the total tax expense.

        Shares Outstanding.    We have assumed that diluted shares will be between 48 million and 50 million shares during 2003.

FORWARD-LOOKING STATEMENTS

        This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that the Company assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that its future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas. These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in Forest's 2002 Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Also, the financial results of Forest's foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

TELECONFERENCE CALL

        Forest Oil Corporation management will hold a teleconference call on Friday, May 9, 2003, at 11:00 a.m. EST (9:00 MST) to review first quarter 2003 results. If you would like to participate please call 888.781.5307 (for U.S./Canada) or 706.634.0611 (for International) and request the Forest Oil teleconference.

        A replay will be available from Friday, May 9 through Friday, May 16, 2003. You may access the replay by dialing toll free 800.642.1687 (for U.S./Canada) or 706.645.9291 (for International), reservation #9541485. Please note that the reservation number is not needed to access the teleconference, only the replay.

* * * * *

        Forest Oil Corporation is engaged in the acquisition, exploration, development, production and marketing of natural gas and crude oil in North America and selected international locations. Forest's principal reserves and producing properties are located in the United States in Alaska, Louisiana, Oklahoma, Texas, Utah, Wyoming and the Gulf of Mexico, and in Canada in Alberta and the Northwest Territories. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit its website at www.ForestOil.com.

May 8, 2003

###

FOREST OIL CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31, 2003	December 31, 2002
	(In Thousands)
ASSETS
Current assets:
Cash and cash equivalents	$13,260	13,166
Accounts receivable	179,140	111,760
Derivative instruments	4,501	3,241
Current deferred tax asset	19,879	10,310
Other current assets	22,245	21,994

Total current assets	239,025	160,471
Net property and equipment	1,894,288	1,687,885
Deferred income taxes	13,373	41,022
Goodwill and other intangible assets, net	13,075	12,525
Other assets	22,215	22,778

	$2,181,976	1,924,681

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$177,519	153,413
Accrued interest	15,093	6,857
Derivative instruments	40,780	29,120
Asset retirement obligation	14,917	—
Other current liabilities	1,875	2,285

Total current liabilities	250,184	191,675
Long-term debt	745,586	767,219
Asset retirement obligation	143,037	—
Other liabilities	27,166	28,199
Deferred income taxes	21,700	16,377
Shareholders' equity:
Common stock	5,027	4,913
Capital surplus	1,183,343	1,159,269
Accumulated deficit	(105,677)	(144,548)
Accumulated other comprehensive loss	(31,854)	(41,887)
Treasury stock, at cost	(56,536)	(56,536)

Total shareholders' equity	994,303	921,211

	$2,181,976	1,924,681

FOREST OIL CORPORATION

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2003	2002
	(In Thousands Except Per Share Amounts)
Revenue:
Oil and gas sales:
Gas	$113,958	59,432
Oil, condensate and natural gas liquids	54,242	36,364

Total oil and gas sales	168,200	95,796
Marketing and processing, net	543	637

Total revenue	168,743	96,433
Operating expenses:
Oil and gas production	35,200	37,211
General and administrative	8,892	8,157
Depreciation and depletion	48,630	40,186
Accretion of asset retirement obligation	3,120	—

Total operating expenses	95,842	85,554

Earnings from operations	72,901	10,879
Other income and expense:
Other expense, net	3,921	974
Interest expense	12,960	12,145
Translation loss on subordinated debt	—	149
Realized gain on derivative instruments, net	(43)	(84)
Unrealized loss on derivative instruments, net	5	200

Total other income and expense	16,843	13,384

Earnings (loss) before income taxes and cumulative effect of change in accounting principle	56,058	(2,505)
Income tax expense (benefit):
Current	57	111
Deferred	22,984	(832)

	23,041	(721)

Earnings (loss) before cumulative effect of change in accounting principle	33,017	(1,784)
Cumulative effect of change in accounting principle for recording asset retirement obligation, net of taxes	5,854	—

Net earnings (loss)	$38,871	(1,784)

Weighted average number of common shares outstanding:
Basic	47,857	46,835

Diluted	48,733	46,835

Basic earnings (loss) per common share:
Earnings (loss) before cumulative effect of change in accounting principle	$.69	(.04)
Cumulative effect of change in accounting principle	.12	—

Basic earnings (loss) per common share	$.81	(.04)

Diluted earnings (loss) per common share:
Earnings (loss) before cumulative effect of change in accounting principle	$.68	(.04)
Cumulative effect of change in accounting principle	.12	—

Diluted earnings (loss) per common share	$.80	(.04)

FOREST OIL CORPORATION

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2003	2002
	(In Thousands)
Cash flows from operating activities:
Net earnings (loss) before cumulative effect of change in accounting principle	$33,017	(1,784)
Adjustments to reconcile earnings to net cash provided by operating activities:
Depreciation and depletion	48,630	40,186
Accretion of asset retirement obligation	3,120	—
Amortization of deferred hedge gain	(1,095)	—
Amortization of deferred debt costs	559	493
Translation loss on subordinated debt	—	149
Unrealized loss (gain) on derivative instruments, net	5	(1,530)
Deferred income tax expense	22,984	(832)
Loss on extinguishment of debt	3,975	231
Other, net	(225)	(43)
(Increase) decrease in accounts receivable	(65,019)	10,039
Decrease in other current assets	722	72
Increase (decrease) in accounts payable	21,917	(39,362)
Increase in accrued interest and other current liabilities	5,621	2,676

Net cash provided by operating activities	74,211	10,295
Cash flows from investing activities:
Capital expenditures for property and equipment:
Exploration, development and acquisition costs	(72,751)	(79,834)
Other fixed assets	(278)	(948)
Proceeds from sales of assets	15	518
Increase in other assets, net	(1,142)	(503)

Net cash used by investing activities	(74,156)	(80,767)
Cash flows from financing activities:
Proceeds from bank borrowings	185,000	141,889
Repayments of bank borrowings	(140,000)	(73,878)
Repurchases of 8 3/4% senior subordinated notes	—	(5,279)
Repurchases of 10 1/2% senior subordinated notes	(69,441)	—
Proceeds of common stock offering, net of offering costs	20,968	—
Proceeds from the exercise of options and warrants	3,468	1,499
Purchase of treasury stock	—	(540)
Decrease in other liabilities, net	(334)	(767)

Net cash provided (used) by financing activities	(339)	62,924
Effect of exchange rate changes on cash	378	(92)

Net increase (decrease) in cash and cash equivalents	94	(7,640)
Cash and cash equivalents at beginning of period	13,166	8,387

Cash and cash equivalents at end of period	$13,260	747

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FOREST OIL ANNOUNCES FIRST QUARTER 2003 FINANCIAL AND OPERATIONAL RESULTS
FOREST OIL CORPORATION Condensed Consolidated Balance Sheets (Unaudited)
FOREST OIL CORPORATION Condensed Consolidated Statements of Operations (Unaudited )
FOREST OIL CORPORATION Condensed Consolidated Statements of Cash Flows (Unaudited)